Exhibit 99.1

QKL Stores Inc. Announces Second Quarter 2015

Financial Results

-- 2Q15Revenue increased by 9.2% to $56.4 million from $51.7 million in 2Q14--

-- 2Q15 Gross Profit decreased by 4.3% to $9.1 million from $8.7 million in 2Q14 –

Daqing, China, August 14, 2015 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the second quarter ended June 30, 2015.

Mr. Zhuangyi Wang, Chairman and CEO, said, “In the second quarter, we were more active with the level of promotional activities among our existing stores opened at least one year in order to strengthen our competitive position. We plan to slow down the pace of our new store openings. Currently, we expect to open two new supermarket stores this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 and 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

“As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in the second half of the year and believe we’ll see an improvement in operating expenses and net result from the current quarter.”

Second Quarter 2015 Financial Results

Net sales increased by $4.8million, or 9.2%, to $56.4 million for the three months ended June 30, 2015 from $51.7 million for the three months ended June 30, 2014. The change in net sales was primarily attributable to the following: Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2014. Same store (41 stores) sales generated approximately $49.1 million in sales in the second quarter of 2015, a decrease of $0.8 million, or 1.6%, compared with $49.9 million in net sales in the second quarter of 2014. New store sales increased, reflecting the opening of 4 new stores since January 1, 2014. These stores generated approximately $4.4 million in sales in the second quarter of 2015. The number of stores including supermarkets/hypermarkets and department stores at June 30, 2015 was 45 versus 46 at June 30, 2014.

Gross profit, or total revenue minus cost of sales, increased by $0.4 million, or 4.3%, to $9.1 million, or 16.1% of net sales, in the second quarter of 2015 from $8.7 million, or 16.8% of net sales, in the second quarter of 2014. The change in gross profit was primarily attributable to a increase in net sales of $4.8million and a increase in cost of sales of $4.4 million in the second quarter of 2015 compared to the second quarter of 2014.The decrease in gross profit relative to net sales was due to competitions arising from the increasing challenge from the online shopping that have significant pricing pressure on our selling of high margin products.

Selling expenses increased by $1.0 million, or 11.1%, to $10.5 million, or 18.6% of net sales, in the second quarter of 2015, and$9.5 million, or 18.3% of net sales, in the second quarter of 2014. In specific, labor costs increased by $0.4 million or 7.3%, to $5.9 million in the second quarter of 2015 from $5.5 million in the second quarter of 2014. Promotion expenses increased by $0.3 million, or37.5%, to $1.1 million in the second quarter of 2015 from $0.8 million in the second quarter of 2014. Utilities increased by $0.2 million, or13.3%, to $1.7 million in the first quarter of 2015 from $1.5 million in the first quarter of 2014.

General and administrative expenses increased by $78,343, or 4.0%, to $2.0 million, or 3.6% of net sales, in the second quarter of 2015 from $2.0 million, or 3.8% of net sales, in the second quarter of 2014.There is no significant change to our general and administrative expense.

Our net loss for the second quarter of 2015 was $4.5 million, or $2.98 per diluted share, from net loss of $3.8 million, or $2.47 per diluted share in the prior year period. The number of shares used in the computation of diluted EPS was1,522,326 for the second quarter of 2015 and 2014.

Conference Call

The Company will conduct a conference call to discuss its first quarter 2015 results on Friday, May 15, 2015 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10046673.

Participant Dial In (Toll Free):	1-877-870-4263
Participant International:	1-412-317-0790
Canadian Dial In (Toll Free):	1-855-669-9657
China (N) Toll Free:	4001-201203
China (S) Toll Free:	4001-201203
Hong Kong Toll Free:	800-905945

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash	$36,722,485	$9,013,006
Restricted cash	21,362,877	8,623,748
Accounts receivable	900,778	949,211
Inventories	41,149,824	62,605,754
Other receivables	19,431,891	21,375,611
Prepaid expenses	11,205,607	12,114,028
Advances to suppliers	9,039,376	8,653,037
Deferred income tax assets – current portion	2,835,577	2,839,714
Total current assets	142,648,415	126,174,109
Property, plant and equipment, net	37,379,217	37,843,171
Land use rights, net	671,140	684,375
Deferred income tax assets – non-current portion	62,057	61,681
Other assets	12,021	11,880
Total assets	$180,772,850	$164,775,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$85,614,196	$60,201,757
Accounts payable	36,649,329	37,206,633
Cash card and coupon liabilities	14,268,133	14,539,728
Customer deposits received	1,940,154	2,005,136
Accrued expenses and other payables	23,297,704	23,147,611
Income taxes payable	97,270	241,189
Total current liabilities	161,866,786	137,342,054
Total liabilities	161,866,786	137,342,054

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at June 30, 2015 and December 31, 2014	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at June 30, 2015 and December 31, 2014	5,294	5,294
Additional paid-in capital	93,746,014	93,746,014
Retained earnings – appropriated	8,338,153	8,338,153
Retained earnings	(98,240,260)	(89,116,190)
Accumulated other comprehensive income	15,055,341	14,458,369
Total shareholders’ equity	18,906,064	27,433,162
Total liabilities and shareholders’ equity	$180,772,850	$164,775,216

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$56,433,109	$51,655,611	$148,990,795	$137,688,287
Cost of sales	47,370,425	42,968,964	124,667,893	114,269,481
Gross profit	9,062,684	8,686,647	24,322,902	23,418,806

Operating expenses:
Selling expenses	10,506,151	9,456,970	26,837,972	22,737,153
General and administrative expenses	2,042,181	1,963,838	4,551,883	5,197,248
Total operating expenses	12,548,332	11,420,808	31,389,855	27,934,401

Loss from operations	(3,485,648)	(2,734,161)	(7,066,953)	(4,515,595)

Non-operating expense:
Interest income	203,388	254,517	289,829	484,616
Interest expense	(1,247,701)	(1,279,388)	(2,327,915)	(2,778,631)
Total non-operating expense	(1,044,313)	(1,024,871)	(2,038,086)	(2,294,015)

Loss before income taxes	(4,529,961)	(3,759,032)	(9,105,039)	(6,809,610)

Income taxes	10,936	3,867	19,031	9,739

Net loss	$(4,540,897)	$(3,762,899)	$(9,124,070)	$(6,819,349)

Comprehensive income statement:
Net loss	$(4,540,897)	$(3,762,899)	$(9,124,070)	$(6,819,349)
Foreign currency translation adjustment	49,781	21,002	596,972	(732,171)
Comprehensive loss	$(4,491,116)	$(3,741,897)	$(8,527,098)	$(7,551,520

Weighted average number of shares outstanding:
Basic	1,522,326	1,522,326	1,522,326	1,522,326
Diluted	1,522,326	1,522,326	1,522,326	1,522,326

Losses per share:
Basic	$(2.98)	$(2.47)	$(5.99)	$(4.48)
Diluted	$(2.98)	$(2.47)	$(5.99)	$(4.48)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,124,070)	$(6,819,349)
Depreciation	2,230,013	3,279,750
Amortization	14,355	14,708
Share-based compensation	-	204,029
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	54,067	222,985
Inventories	21,277,993	16,863,267
Other receivables	2,068,199	(314,995)
Prepaid expenses	979,528	5,042,852
Advances to suppliers	(332,742)	2,847,162
Accounts payable	(781,752)	(1,367,629)
Cash card and coupon liabilities	(359,160)	(293,696)
Customer deposits received	(76,983)	73,164
Accrued expenses and other payables	17,316	447,597
Income taxes payable	(144,993)	(33,029)
Net cash provided by operating activities	15,821,771	20,166,816

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(337,492)	(1,603,149)
Increase of restricted cash	(12,652,235)	-
Net cash used in investing activities	(12,989,727)	(1,603,149)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings	(35,916,022)	(16,275,750)
Bank loan borrowing	60,893,982	35,806,650
Net cash provided by financing activities	24,977,960	19,530,900

Effect of foreign currency translation	(100,523)	(172,551)

Net increase in cash	27,810,004	38,094,567
Cash – beginning of period	9,013,006	9,245,212
Cash – end of period	$36,722,487	$47,167,228

Supplemental disclosures of cash flow information:
Interest paid	$2,327,915	$2,789,480
Income taxes paid	$260,494	$23,252